Exhibit 99.1
American Cellular Obtains $1.05 Billion Senior Secured Credit Facility
OKLAHOMA CITY, March 15, 2007 (PRIME NEWSWIRE) — American Cellular Corporation, a subsidiary of Dobson Communications Corporation (Nasdaq:DCEL), today announced that it had entered into a senior secured credit facility (“the credit facility”) that enables it to borrow up to $1.05 billion from a group of lenders. Borrowings under the credit facility will bear interest at a rate per annum equal to LIBOR plus an initial 2.00% spread. The new senior secured credit facility consists of:
– –	A 7-year, $900.0 million senior secured term loan facility (“the term loan facility”);

– –	A 5-year, $75.0 million senior secured revolving credit facility (“the revolving credit facility”); and

– –	A 7-year, $75.0 million senior secured delayed draw term loan facility (“the delayed draw term loan facility”). The delayed draw term loan facility may be drawn at
American Cellular’s option for one year.
The credit facility is guaranteed by ACC Holdings, LLC, American Cellular’s direct parent, and by each of American Cellular’s direct domestic subsidiaries (other than Alton CellTel Co Partnership) and is secured by a first priority security interest in substantially all of the tangible and intangible assets of American Cellular, its direct domestic subsidiaries (other than Alton CellTel Co Partnership) and ACC Holdings, LLC, as well as by a pledge of American Cellular’s capital stock and the capital stock of its subsidiaries. American Cellular intends to use the proceeds from the term loan facility to fund the tender of its 10% Senior Notes due 2011 (CUSIP No. 025058AG3; ISIN No. US 025058AG34), to repay American Cellular’s previous credit facility, and to pay transaction costs related to the new credit facility. The revolving credit facility and delayed term loan facility will be available for general corporate purposes.
Under specified terms and conditions, the amount available under the credit facility may be increased by an incremental facility so long as, after giving effect thereto, (i) American Cellular’s ratio of (a) consolidated secured debt to (b) EBITDA does not exceed 5.50 to 1.00 initially; and (ii) American Cellular’s ratio of (a) consolidated debt to (b) EBITDA does not exceed 6.50 to 1.00. A maintenance covenant limiting consolidated secured leverage is applicable only when extensions of credit are outstanding under the revolving credit facility.
Under the credit facility, there are mandatory scheduled principal or amortization payments of the term loan facilities and no reductions in commitments under the revolving credit facility. Each term loan facility will amortize in an amount equal to 0.25% per quarter, starting with the quarter ending June 30, 2007 and quarterly through December 31, 2013, with the balance due at maturity. The revolving credit facility is scheduled to mature in March 2012 and the term loan facilities are scheduled to mature in March 2014.

American Cellular is also required to make mandatory reductions of the credit facilities with the net cash proceeds received from certain issuances of debt and upon any material sale of assets by it and its subsidiaries, subject to an 18-month reinvestment provision.
Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns wireless operations in 17 states. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.

CONTACT:	Dobson Communications Corporation J. Warren Henry, VP Investor Relations (405) 529-8820